Exhibit 99.1

QEP Midstream Partners LP Announces Quarterly Distribution

SAN ANTONIO - January 23, 2015 - QEP Midstream Partners, LP (NYSE:QEPM) (“QEPM” or the “Partnership”) today announced that the Board of Directors of the General Partner of the Partnership declared a cash distribution of $0.31 per unit for the fourth quarter of 2014. The quarterly distribution will be paid on February 13, 2015, to unitholders of record as of the close of business on February 3, 2015.

About QEPM Midstream Partners, LP
QEP Midstream Partners, LP is a master limited partnership that was formed to own, operate, acquire and develop midstream assets.  The Partnership provides midstream gathering and processing services to companies in the Green River, Uinta and Williston basins. Further information about the Partnership is available at www.qepm.com.

This release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, concerning the timing of our cash distribution. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of QEP Midstream Partners, LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of QEP Midstream Partners, LP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not QEP Midstream Partners, LP, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Contact:
Investors:
Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702